River Financial Corporation Reports 24.4% Increase in Tangible Book Value Per Share

River Financial Corporation has experienced a 24.4% increase in tangible book value per share from $28.36 at March 31, 2025 to $35.29 at March 31, 2026.

Other highlights as of March 31, 2026 include the following:

Income/Profitability:

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Year-to-date net income increased $5.7 million, or 67.3%, from $8.5 million at March 31, 2025 to $14.2 million at March 31, 2026.
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Year-to-date basic earnings per share increased 66.1% from $1.09 at March 31, 2025 to $1.81 at March 31, 2026.
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Year-to-date return on average equity of 18.6% compared to 14.3% for the same period last year.
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Annualized quarter-to-date return on average assets of 1.55% compared to 0.99% for the same period last year.
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Year-to-date net interest margin (taxable equivalent) of 3.73% compared to 3.31% for the same period last year.

Balance Sheet:

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Total assets increased $282.7 million or 7.8% from $3.63 billion at March 31, 2025 to $3.92 billion at March 31, 2026.
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Total loans increased $203.1 million or 8.0% from $2.54 billion at March 31, 2025 to $2.74 billion at March 31, 2026.
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Total deposits increased $292.4 million or 9.3% from $3.16 billion at March 31, 2025 to $3.45 billion at March 31, 2026.

Credit Quality:

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Nonperforming loans as a percentage of total loans increased slightly from 0.33% at March 31, 2025 to 0.50% at March 31, 2026.
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Net charge-off percentage increased slightly from 0.00% at March 31, 2025 to 0.02% at March 31, 2026

Capital Ratios:

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Total risk-based capital ratio increased from 13.26% at March 31, 2025 to 13.82% at March 31, 2026.
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Common equity tier 1 capital ratio increased from 10.48% at March 31, 2025 to 11.15 % as of March 31, 2026.
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Tier 1 Capital ratio increased from 7.56% at March 31, 2025 to 8.14% at March 31, 2026.

About River Financial Corporation

River Financial Corporation operates as the bank holding company for River Bank & Trust. River Bank & Trust operates twenty-four full-service banking offices in Alabama in the cities of Montgomery, Prattville, Millbrook, Wetumpka, Auburn, Opelika, Gadsden, Alexander City, Daphne, Clanton, Dothan, Enterprise, Mobile, Decatur, Huntsville, Saraland, Birmingham, and Tuscaloosa, Alabama. We also have one loan production office in Destin, Florida that has been approved to move to a full-service office once renovations to the office are completed. For more information contact InvestorRelations@river.bank or go to riverbankandtrust.com/about-us/investor-relations.